UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2006
PEPCO HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-31403 (Commission File Number)	52-2297449 (IRS Employer Identification No.)
701 Ninth Street, N.W., Washington, DC (Address of principal executive offices)		20068 (Zip Code)
Registrant's telephone number, including area code (202) 872-3526
Not Applicable (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pepco Holdings, Inc. Form 8-K
Item 8.01	Other Events.

          As previously disclosed, Delmarva Power & Light Company ("DPL"), a subsidiary of Pepco Holdings, Inc., has been the provider of default electricity supply (known as provider of last resort service or "POLR") at fixed rates to Delaware delivery customers who do not choose an alternative electricity supplier. In October 2005, DPL was approved by the Delaware Public Service Commission ("DPSC") as the provider of default electricity supply (known as standard offer service or "SOS") to Delaware customers after May 1, 2006, when DPL's current fixed-rate POLR obligation ends. The electricity required by DPL to supply SOS is obtained under contracts entered into by DPL pursuant to a competitive bid procedure. Based on the bids received for the May 1, 2006, through May 31, 2007, period, which have been accepted and approved by the DPSC, the new SOS rates scheduled to take effect May 1, 2006, will be significantly higher for all customer classes, including an average residential customer increase of 59%.

          In February 2006, DPL presented a proposed plan to the DPSC that would provide for a phase-in of the SOS rate increase to assist DPL's residential and small commercial customers in adjusting to the impact of rising energy prices. On April 6, 2006, the Delaware General Assembly passed legislation, which is substantially similar to the DPL proposal. The legislation, which the Governor of Delaware signed into law on April 6, 2006, provides for a deferral of the financial impact of the increases through a three-step phase-in of the rate increases, with 15% of the increase taking effect on May 1, 2006, 25% of the increase taking effect on January 1, 2007, and any remaining balance taking effect on June 1, 2007. The difference between what the customer would have paid under the rate increase and what the customer actually pays during the 13-month deferral period will be collected from customers, with interest based on DPL's actual short-term borrowing cost, over a 17-month period beginning January 1, 2008. Customers may opt out of the deferral program. DPL estimates, assuming normal weather and a 5% short-term borrowing rate, that the phase-in of the new rates will create a DPL after-tax deferral balance of approximately $67 million (or less, if 100% of the customers do not participate in the deferral program), which DPL expects to fund with short-term borrowings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PEPCO HOLDINGS, INC. (Registrant)
Date April 7, 2006		/s/ JOSEPH M. RIGBY Name: Joseph M. Rigby Title: Senior Vice President and Chief Financial Officer
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